Exhibit 4.268

(Emblem of the Russian Federation)

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY, AND MASS MEDIA

LICENSE

No. 135894 dated November 21, 2015

For Rendering

Telematic Communication Services

This License is granted to

Joint Stock Company

Teleservis

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1023601530270

Tax Identification Number (TIN)

3661013974

Principal place of business (residence):

46 Pyatnitskogo Str., Voronezh, Voronezh Region, 394036

The territory of communication service rendering is specified in the annex hereto.

This License is valid through:

until November 21, 2020

This License is granted by decision of the licensing body - Order dated October 06, 2015 No. 654-рчс

Appendix being an integral part of this License is executed on 2 sheets.

Deputy Head	(Signature) O. A. Ivanov

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

THE FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

PSRN 1087746736296

CN 072694

Annex to the License No. 135894**

Licensing Requirements

1. Joint Stock Company Teleservis (Licensee) shall observe the term of this License.

Abbreviated name:

Teleservis JSC

PSRN 1023601530270	TIN 3661013974

Principal place of business:

46 Pyatnitskogo Str., Voronezh, Voronezh Region, 394036

2. The Licensee shall commence provision of telecommunications services under this License on or before November 21, 2015.

3. The Licensee shall provide telecommunications services under this License only within the territory of the following settlement of the Voronezh Region: Voronezh.

4. Under this License the Licensee shall provide a subscriber and/or user* with:

a)                  access to the Licensee’s telecommunications network;

b)                  access to information systems of information and telecommunications networks, including the Internet;

c)                   reception and transmission of telematic electronic messages;

d)                  transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5. The Licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6. When providing telecommunications services, the Licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the Licensee’s data communication network to the public telecommunications network, connection to the Licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the Licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

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7. This License has been granted based on the results of consideration of the application for extension of the License No. 100290 dated November 21, 2010, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the Licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8. When providing telecommunications services under this License, the radio-frequency spectrum is not used.

9. The Licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

10. The Licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

11. The Licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this License, other services technologically closely related to telematic communications services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This License has been granted within extension of the License No. 100290 dated November 21, 2010.

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Numbered, bound and sealed

3 (three) page(s).

Head of the Department for Radio Frequency Assignment Registers and Licenses in the Field of Telecommunications

(Signature) I. Yu. Zavidnaya

OCTOBER 19, 2015

Official seal:

MINISTRY OF TELECOM AND MASS COMMUNICATIONS OF THE RUSSIAN FEDERATION

THE FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

PSRN 1087746736296

141087